Exhibit No. 10(a)

English Language Summary of Sale and Leaseback Agreement*

On February 18, 2008, Digi International GmbH, a subsidiary of Digi International Inc. (“Digi”) entered into a binding contract for the sale of its building (the “Building”) to Deutsche Structured Finance GmbH & Co. Alphard KG (“DSF”). On the same date, DIGI signed a leaseback agreement with DSF to lease back a part of the building. The Building is located at Joseph-von-Fraunhofer-Str. 23, D-44227 Dortmund, Germany.

Both parties agreed to the following:

1.	SALE OF THE BUILDING. DSF will purchase the building for 4,500,000 Euros.

2.	TRANSFER OF OWNERSHIP. The ownership of the Building is transferred at the date of payment. The due date of the payment is 10 days after certain common legal criteria per the contract have been met. The transfer of ownership is expected to take place in the month of March, 2008.

3.	WITHHOLDING AMOUNTS. DSF can withhold from the purchase price an amount of 266,260 Euros (see Item 4 below), the temporary guarantee of the rental deposit for the second tenant for the rental agreement between the second tenant and DSF (25,000 Euros) and the handover of building plans and other certain documentation regarding the building (7,500 Euros).

4.	LEASEBACK AGREEMENT. The effective date of the Leaseback Agreement will be the transfer of ownership date. As per the agreement, DIGI will lease back 1,996 square meters, which represents approximately 40% of the total building space. The initial period of the contract is 5 years with a renewal option of an additional 5 years, if DSF is notified 12 months before the end of the initial lease term. The monthly rent excluding overhead expenses is 20,100 Euros. Rental payments may be adjusted along with the consumer price index. Along with the leaseback agreement, DIGI will deposit 266,260 Euros as a security deposit into an interest bearing bank account at Deutsche Bank, Dortmund.

The Sale and Leaseback Agreement also contains provisions with respect to other obligations of the parties to each other, including various covenants and conditions to close, the governing law and other miscellaneous matters.

In addition, the Sale and Leaseback Agreement also contains several addendums, which have been omitted from this summary. These addendums include the following:

1.	Table of existing lease agreements

2.	New lease agreement between Digi and DSF and also between second tenant and DSF which also includes floor and occupancy plans, summary of space leased, requirements for the deposit given by Digi (see Item 4 above), regulations on how occupancy costs are compiled, and tenant occupancy rules

3.	Documentary requirements including general requirements, maps of the land parcel, building floor plans, and technical documentation.

4.	Document stating that the signers representing DSF are authorized to sign the sale agreement.

* This document is an English Language summary of an original document in the German Language.